EXHIBIT 16.1

August 20, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Debt Resolve, Inc. under Item 4.01 of its Form 8-K/A dated August 20, 2008. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Debt Resolve, Inc. contained therein.

Very truly yours,

/s/ Marcum & Kliegman LLP